Amendment No. 1 to
Amended and Restated Employment Agreement
Between David P. Storch ("Employee") and
AAR CORP. ("Company") dated July 14, 1998 ("Agreement")

    WHEREAS, the Company currently employs Employee pursuant to the terms of the Agreement; and

    WHEREAS, the Long-Term Incentive Plan for Employee set forth in Appendix (i) of the Agreement expired by its terms on May 31, 2000; and

    WHEREAS, the Company and Employee desire to amend the Agreement to incorporate a new Long-Term Incentive Plan for Employee and make certain other changes to the Agreement.

    NOW, THEREFORE, in consideration of the mutual agreement set forth herein, and other good and valuable consideration, the parties hereto agree as follows:

1.
Paragraph 6 of the Agreement is hereby amended to read as follows:

    "6. Vacation and Fringe Benefits.

      (a) Employee will accrue vacation in accordance with the Company's policy in effect from time to time for other executive officers; provided that no decrease in vacation benefits from those available on the date hereof shall be applicable to Employee during the term hereof. Employee shall be entitled to participate, according to eligibility provisions of each, in such medical, life and disability insurance programs, profit sharing plans, retirement plans and in other fringe benefit plans as may be in effect from time to time during the term hereof and available to other executive officers of the Company.

      (b) During the term of this Agreement and any extension thereof, Employee shall be entitled to reasonable personal use (including transportation of accompanying dependent family members) of any corporate business aircraft owned or chartered by the Company for Company business purposes from time to time, subject to payment of the standard industry fare level ("SFL") as published by the Internal Revenue Service from time to time."

2.
Appendix (i), dated June 1, 1994, to the Agreement, which expired by its terms on May 31, 2000, is hereby superceded by a new revised Appendix (i) dated July 10, 2001, in the form attached to this Amendment No. 1, which is hereby incorporated into the Agreement.

    IN WITNESS the undersigned have each caused this Amendment No. 1 to be duly executed effective July 10, 2001.

Employer:

Compensation Committee
AAR CORP. Board of Directors

By:	/s/ JAMES G. BROCKSMITH, JR. James G. Brocksmith, Jr. Chairman
AAR CORP.
By:	/s/ TIMOTHY J. ROMENESKO Timothy J. Romenesko Vice President
Employee:
/s/ DAVID P. STORCH David P. Storch

David P. Storch Employment Agreement
Revised Appendix (i)
July 10, 2001

AAR CORP. Long-Term Incentive Plan
for David P. Storch
July 10, 2001 - May 31, 2005

Responsibility and Authority

    The Compensation Committee of the Board of Directors ("Committee") will be responsible for the administration of the Employee's long-term incentive compensation arrangements. Any interpretation or adjustments of the Plan will be by the Committee, whose decision is final.

Overall Structure of the Plan

•
Long-Term Incentive Plan compensation for the Employee will consist of:

(i)
At the Committee's discretion, an annual non-qualified stock option grant opportunity up to an amount (not to exceed the maximum amount permitted under the AAR CORP. Stock Benefit Plan) determined by a fraction, the numerator of which is equal to 1.25 times Employee's then current base salary, and the denominator of which is equal to the fair market value of the stock on the date of grant, divided by three. The options will vest ratably on the first through fourth grant anniversary dates, will expire on the tenth grant date anniversary and shall otherwise be on terms and conditions as the Committee may determine for other officers of the Company under the AAR CORP. Stock Benefit Plan;

(ii)
An annual performance restricted stock award opportunity of up to .9375 times the Employee's then current base salary ("Performance Dollars") each year in restricted stock based on the Company's average Return on Capital as compared to each of (i) the S&P 500 Index composite Average Return on Capital and (ii) the Company's Peer Group Index composite Average Return on Capital, during the performance period. The number of shares actually awarded will be determined by the Compensation Committee in its discretion up to the full amount of the opportunity based on performance. As a guideline in making its determination, the Compensation Committee will divide the Performance Dollars earned by the fair market value of the stock on the date of grant. All restricted stock awards hereunder will vest ratably (i.e. restrictions will lapse) on the first, second and third anniversary dates of the award and otherwise on such terms and conditions as the Committee may determine for other officers of the Company receiving restricted stock under the AAR CORP. Stock Benefit Plan and shall be reflected in a written restricted stock award agreement to be signed by the Employee prior to the award becoming final.

•
The first performance period begins June 1, 2001 and ends May 31, 2002. The second performance period begins June 1, 2001 and ends May 31, 2003. The third performance period begins June 1, 2002 and ends May 31, 2004. The fourth performance period begins June 1, 2003 and ends May 31, 2005.

•
For purposes of this program (i) "Peer Group Index" means the index selected by the Company from time to time for performance comparisons in the Company's annual proxy statement pursuant to applicable Securities and Exchange Commission regulations; and (ii) "Return on Capital" means earnings before interest and taxes (EBIT) divided by Total Capital (debt plus equity minus cash).

•
Performance Dollars will be earned in accordance with the following performance matrix:

% of Target Achieved*	% of Salary
0-80	0
80-100	31.25%
100-120	62.5%
120+	93.75%

*
The performance goals will be achieved if the Company's Return on Capital for the performance period is at least 80% of target; 100% target achievement will be 80% of the median of the S&P 500 and 60th percentile of the Peer Group. Results between the amounts shown on the schedule will be computed by linear interpolation.

•
No shares will be awarded at the end of any performance period in either category if AAR's result for that period is negative.

•
A Change in Control of the Company (as elsewhere defined in this Agreement) will cause all options under this plan to become vested and exercisable, all restricted stock to vest and restricted stock awards to be awarded according to the performance matrix above based on the higher of target or actual performance through the effective date of a change in control using the latest data then available to determine goals applicable for the partial performance period.

•
At the direction of the Compensation Committee, transactions which significantly alter the capital structure of AAR may be excluded from the measurement period (in whole or in part) in a manner determined by the Committee.

Definitions

    Peer Group Composite Index — means selected companies used from time to time for performance comparison in the Company's proxy statement. Any deletions or additions to the peer group during the performance period will cause measurement/calculation changes on a prospective basis from the date of the change in the peer group (beginning of the fiscal year in which the proxy is issued).

Return on Capital — means earnings before interest and taxes (EBIT) divided by total capital (debt plus equity minus cash).